UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

333-147542
333-147542-01
Commission File Number 333-147542-05
NISSAN AUTO LEASE TRUST 2010-A,
NISSAN AUTO LEASING LLC II AND NISSAN-INFINITI LT
(Exact name of registrant as specified in its charter)

One Nissan Way, Franklin, Tennessee  37067, (615) 725-1127
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

0.56080% Asset Backed Notes, Class A-1; 1.10% Asset Backed Notes, Class A-2
1.39% Asset Backed Notes, Class A-3; 1.61% Asset Backed Notes, Class A-4
 (Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	[ ]
Rule 12g-4(a)(2)	[ ]
Rule 12h-3(b)(1)(i)	[ ]
Rule 12h-3(b)(1)(ii)	[ ]
Rule 15d-6	[ ]
Rule 15d-22(b)	[ X ]

Approximate number of holders of record as of the certification or notice date:0

Pursuant to the requirements of the Securities Exchange Act of 1934 Nissan Auto Lease Trust 2010-A, Nissan Auto Leasing LLC II and Nissan-Infiniti LT have each caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  February 5, 2013

                         NISSAN AUTO LEASE TRUST 2010-A

                         By:    Nissan Motor Acceptance Corporation,
                                               as Administrative Agent

                        By:      _/s/ Shishir Bhushan
                         Name:    Shishir Bhushan
                         Title:      Treasurer

                         NISSAN AUTO LEASING LLC II

                         By:     _/s/ Shishir Bhushan
                            Name:    Shishir Bhushan
                        Title:      Treasurer

                         NISSAN-INFINITI LT

                         By:    Nissan Motor Acceptance Corporation,
                                               as Servicer

                        By:    _/s/ Shishir Bhushan
                       Name:    Shishir Bhushan
                       Title:      Treasurer